                                                                Exhibit 10.13

                           [U. S. Bancorp Letterhead]

                                  June 23, 1995

Mr. Gerry B. Cameron
Chairman of the Board and
 Chief Executive Officer
U. S. Bancorp
111 S.W. Fifth Avenue, T-31
Portland, Oregon  97204

                  Subject:          CHANGE IN CONTROL AGREEMENT
                                    (Three-Year Benefit)

Dear Mr. Cameron:

                  This letter agreement amends and replaces the letter agreement dated August 19, 1993, between you and U. S. Bancorp. Upon execution of this letter agreement, the August 19, 1993, letter agreement will be entirely superseded. This amendment was specifically authorized by the U. S. Bancorp Board of Directors on June 15, 1994.

                  U. S. Bancorp (which, together with its wholly-owned subsidiaries, is referred to as "Bancorp") considers the establishment and maintenance of its key management group to be essential to the best interests of Bancorp and its shareholders. Bancorp recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of Bancorp and its shareholders. Accordingly, the Board of Directors of Bancorp (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of Bancorp's management without distraction from the possibility of a change in control of Bancorp. The Board believes it important that, in the event of a proposal for transfer of control of Bancorp, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation. The Board also considers Bancorp's management one of Bancorp's most valuable assets and wishes to take appropriate steps to preserve the management group through the uncertainties which may attend any potential transaction involving a change in control.

                  In order to induce you to remain in the employ of Bancorp, this letter Agreement, which has been approved by the Board, sets forth the severance compensation which Bancorp agrees will be provided to you in the event your employment with Bancorp
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Mr. Gerry B. Cameron                 - 2 -                         June 23, 1995


is terminated subsequent to a "Change In Control" of Bancorp under the circumstances described below.

                  1. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth in this Section 1.

                  "Agreement" - This letter agreement, including any extensions of the term of this Agreement pursuant to Section 3.

                  "Bancorp" - U. S. Bancorp, an Oregon corporation, and its wholly-owned subsidiaries.

                  "Bancorp Shares" - Shares of the $5 par value common stock of Bancorp.

                  "Benefit Plan" - Any plan, policy, or program of Bancorp (whether or not on an insured basis) providing medical, dental, health, disability income, life insurance or other death benefits, or similar types of benefits to employees of Bancorp. Benefit Plan does not include any plan or arrangement providing for vacation pay, bonuses or incentive compensation of any kind, or current or deferred salary or similar compensation.

                  "Board" - The Bancorp board of directors.

                  "Cause" - Cause for termination shall mean commission of an act of fraud, embezzlement, or theft constituting a felony or commission of an act (or failure to take an action) intentionally against the interest of Bancorp which causes Bancorp material injury. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined in this Agreement and specifying the particulars thereof in detail. The foregoing provisions shall not restrict the authority, discretion, or power of the Board, by any action taken in compliance with Bancorp's articles of incorporation and bylaws, to terminate your employment with or without Cause. Rather, the foregoing provisions merely define, for purposes of your contractual rights and remedies under this
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Mr. Gerry B. Cameron                 - 3 -                         June 23, 1995


Agreement, the circumstances in which termination of your employment will constitute termination for Cause.

                  "Change in Control" - A change in control of Bancorp shall mean:

                  (a) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
         Act), directly or indirectly, of 30 percent or more of the combined voting power of Bancorp Voting Securities; or

                  (b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by Bancorp shareholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

                  (c) There shall be consummated (i) any consolidation or merger of Bancorp in which Bancorp is not the continuing or surviving corporation or pursuant to which Voting Securities (other than fractional shares) would be converted into cash, securities, or other property, other than a merger of Bancorp in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of a majority (by value) of the assets of Bancorp, provided that any such consolidation, merger, sale, lease, exchange, or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a Change in Control; or
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Mr. Gerry B. Cameron                  - 4 -                        June 23, 1995



                  (d) Approval by the shareholders of Bancorp of any plan or proposal for the liquidation or dissolution of Bancorp.

                  "Code" - The Internal Revenue Code of 1986, as amended.

                  "Date of Termination" - Shall mean (a) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis within such 30-day period), or (b) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The term of this Agreement shall be extended until the Date of Termination.

                  "Disability" - Termination of your employment with Bancorp for "Disability" shall mean termination because of (a) your absence from your duties with Bancorp on a full-time basis for 180 consecutive days as a result of your incapacity due to physical or mental illness and (b) your failure to return to performance of your duties with Bancorp on a full-time basis within 30 days after a written Notice of Termination is given to you.

                  "Excess Parachute Payment" - A payment as defined in Section 280G(b) of the Code.

                  "Exchange Act" - The Securities Exchange Act of 1934, as amended.

                  "Excise Tax" - A tax imposed by Section 4999(a) of the Code, or any successor provision, with respect to Excess Parachute Payments.

                  "Good Reason" - Termination by you of your employment for
"Good Reason" shall mean termination based on any of the following:
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Mr. Gerry B. Cameron                - 5 -                          June 23, 1995


                  (a) a change in your status or position or positions with Bancorp which, in your reasonable judgment, represents a demotion from your status or position or positions as in effect immediately prior to the Change in Control, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position or positions, or any removal of you from or any failure to reappoint or reelect you to such position or positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or the termination by you other than for Good Reason;

                  (b) a reduction by Bancorp in your base salary as in effect immediately prior to the Change in Control;

                  (c) the failure by Bancorp to continue in effect any Plan in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits), other than as a result of the normal expiration of any such Plan in accordance with its terms or a modification of such Plan which modification is applicable to all employees who participate in such Plan, as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Bancorp which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

                  (d) the failure by Bancorp to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with Bancorp's normal vacation policy as in effect immediately prior to the Change in Control;

                  (e)      Bancorp's requiring you to be based anywhere more
         than 35 miles from where your office is located immediately prior to the Change in Control except for required travel on Bancorp's business to an extent substantially consistent with the business travel
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Mr. Gerry B. Cameron                - 6 -                          June 23, 1995


         obligations which you undertook on behalf of Bancorp prior to the Change in Control;

                  (f) the failure by Bancorp to obtain from any successor the assent to this Agreement contemplated by subsection 6(a) hereof;

                  (g) any purported termination by Bancorp of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

                  (h) any refusal by Bancorp to continue to allow you to attend to matters or engage in activities not directly related to the business of Bancorp which, prior to the Change in Control, you were permitted by the Board to attend to or engage in.

                  "Gross-Up Payment" - A payment described in Section 5 of this Agreement with respect to an Excise Tax.

                  "Notice of Termination" - Any notice of any termination of your employment shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" of your employment by Bancorp shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  "Other Agreement" - A plan, arrangement, or agreement pursuant to which an Other Payment is made.

                  "Other Payment" - Any payment or benefit payable to you in connection with a Change in Control of Bancorp pursuant to any plan, arrangement, or agreement (other than this Agreement) with Bancorp, a person whose actions result in such Change in Control, or any person affiliated with Bancorp or such person.

                  "Outside Tax Counsel" - Outside tax counsel selected by Bancorp's independent accountants and reasonably acceptable to you.
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Mr. Gerry B. Cameron                - 7 -                          June 23, 1995


                  "Person" - Any individual, corporation, partnership, group, association, or other "person," as such term is used in Section 14(d) of the Exchange Act, other than Bancorp or any employee benefit plan or plans sponsored by Bancorp.

                  "Plan" - Any compensation plan such as a plan providing for incentive or deferred compensation, stock options, or other stock or stock-related grants or awards or any employee benefit plan such as a thrift, investment, savings, pension, profit sharing, medical, disability, accident, life insurance, cafeteria, or relocation plan or any other plan, policy, or program of Bancorp providing similar types of benefits to employees of Bancorp.

                  "Severance Payments" - The payments described in subsection 4(d) of this Agreement.

                  "Total Payments" - All payments or benefits payable to you in connection with a Change in Control of Bancorp, including Severance Payments under this Agreement and Other Payments.

                  "Voting Securities" - Bancorp's issued and outstanding securities ordinarily having the right to vote at elections of Bancorp's Board.

                  2. Agreement to Provide Services; Right to Terminate; Confidentiality.

                  (a) Termination Prior to Certain Offers. Except in the event of a Change in Control, and except as otherwise provided in subsection 2(b) of this Agreement or in any written employment agreement between you and Bancorp, either Bancorp or you may terminate your employment at any time, subject to Bancorp paying whatever severance benefits as are provided for pursuant to applicable Bancorp Plans or compensation agreements other than this Agreement. If, and only if, termination of your employment with Bancorp occurs after a Change in Control, the provisions of this Agreement regarding the payment of Severance Payments shall apply.

                  (b)      Continuation of Services Subsequent to Certain
Offers. In the event a tender offer or exchange offer is made by a Person for more than 30 percent of Bancorp's Voting Securities, you agree that you will not leave the employ of Bancorp (other than as a result of Disability) and will render services to Bancorp in the capacity in which you then serve until such tender
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Mr. Gerry B. Cameron               - 8 -                           June 23, 1995


offer or exchange offer has been abandoned or terminated or a Change in Control has occurred. In the event that, during the period you are obligated to continue in the employ of Bancorp pursuant to this subsection 2(b), Bancorp reduces your compensation, your obligations under this subsection 2(b) shall terminate.

                  (c) Termination for Cause. Bancorp may terminate your employment for Cause whether or not a Change in Control has occurred.

                  (d) Confidentiality. You acknowledge that (i) by reason of the capacity in which you have been employed, you have financial information regarding Bancorp which has not been publicly disclosed and which is confidential to Bancorp, and (ii) disclosure of such financial information could cause irreparable harm to Bancorp. You agree that you will not disclose, without prior written consent of Bancorp, any financial or other confidential business information regarding Bancorp which has not been publicly disclosed by Bancorp.

                  3. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1995; provided, however, that commencing on January 1, 1996, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1, Bancorp or you shall have given notice that this Agreement shall not be extended; and provided, further, that if a Change in Control shall occur while this Agreement is in effect, the term of this Agreement shall automatically be extended for a period of 3 calendar years beyond the calendar year in which such Change in Control occurs. Except as provided in subsection 2(a) of this Agreement, this Agreement shall terminate if you or Bancorp terminate your employment prior to a Change in Control.

                  4. Termination Following Change in Control. In the event that your employment with Bancorp is terminated, whether by you or by Bancorp, within 3 years from the date of occurrence of any event constituting a Change in Control (it being recognized that more than one such event may occur in which case the 3-year period shall run from the date of occurrence of each such event), you shall be entitled to the following respective benefits:

                  (a) Disability. During any period that you are unable to perform your duties hereunder as a result of
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Mr. Gerry B. Cameron                 - 9 -                         June 23, 1995


         incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until your employment with Bancorp is terminated by Bancorp for Disability. Thereafter, your benefits shall be determined in accordance with Bancorp's Disability Income Program. If Bancorp's Disability Income Program is modified or terminated following a Change in Control, Bancorp shall substitute another plan or program with benefits applicable to you substantially similar to those provided by the Disability Income Program prior to its modification or termination.

                  (b) Termination Upon Death. In the event of your death while an employee of Bancorp, Bancorp shall pay to your representative your full base salary through the date of your death at the rate in effect on the date of the Change in Control, together with all benefits, including death benefits, to which you are then entitled under Plans in which you are a participant, and Bancorp shall have no further obligations to you under this Agreement.

                  (c) Termination for Cause or Without Good Reason. If your employment is terminated by Bancorp for Cause, or by you other than for Good Reason, Bancorp shall pay you your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs, together with all benefits to which you are then entitled under Plans in which you are a participant, and Bancorp shall have no further obligations to you under this Agreement.

                  (d) Termination Without Cause or With Good Reason. If your employment with Bancorp is terminated (other than for Disability or upon your death) by Bancorp without Cause or by you with Good Reason, subject to the limitations set forth in Sections 7 and 12, Bancorp shall pay you, upon demand, the following amounts ("Severance Payments"):

                           (i) your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs;
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Mr. Gerry B. Cameron                 - 10 -                        June 23, 1995



                           (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount of severance pay equal to three times the sum of (A) your annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average annual incentive compensation (if any) paid to you or accrued to your benefit (prior to any deferrals) in respect of the two fiscal years last ended prior to the fiscal year in which the Change in Control occurs;

                           (iii) all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

                           (iv) reimbursement in full of all reasonable amounts paid or incurred by you for outplacement services in connection with obtaining other employment.

         The amount of Severance Payments otherwise payable pursuant to this Agreement shall be reduced by (A) amounts payable to you pursuant to Bancorp's Severance Benefits Plan or any successor plan providing severance benefits to Bancorp employees and (B) amounts payable to you (after any adjustment or reduction to reflect payments described in clause (A)) as salary continuation and incentive compensation pursuant to any employment agreement between you and Bancorp which is in effect as of the Date of Termination. The payments provided for in this paragraph shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Bancorp shall pay to you on such day an estimate, as determined in good faith by Bancorp, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of 10 percent per annum) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated
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Mr. Gerry B. Cameron                 - 11 -                        June 23, 1995


         payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Bancorp to you, payable on the fifth day after demand by Bancorp (together with interest at the rate of 10 percent per annum).

                  (e) Related Benefits. Unless you die or your employment is terminated by Bancorp for Cause or Disability, or by you other than for Good Reason, Bancorp shall maintain in full force and effect, for the continued benefit of you for three years after the Date of Termination, all Benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Benefit Plans; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers benefits upon you substantially similar to those provided by one or more Benefit Plans, you shall cease to receive benefits under this subparagraph in respect of such Benefit Plan or Plans. In the event that your participation in any Benefit Plan is barred by the provisions of such Benefit Plan, Bancorp shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such Benefit Plan.

                  (f) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as expressly set forth in subsection 4(e), shall the amount of any payment provided for in this
         Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

                  5.       Gross-Up Payment.

                  (a) General. In the event any portion of the Total Payments will be subject to the Excise Tax, Bancorp will pay you an additional amount (the "Gross-Up Payment") equal to (1) the Excise Tax imposed on you with respect to the portion of the Total Payments that constitutes an Excess Parachute Payment, plus (2) all federal, state, and local income taxes and Excise Tax imposed on you with respect to the Gross-Up Payment.
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Mr. Gerry B. Cameron                  - 12 -                       June 23, 1995




                  (b) Determining Amount of Excise Tax. For purposes of determining whether any portion of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

                  (i) The entire amount of the Total Payments shall be treated as an Excess Parachute Payment unless and to the extent, in the written opinion of Outside Tax Counsel, the Total Payments, in whole or in part, are not subject to the Excise Tax;

                  (ii) The value of any noncash benefits or any deferred payment that are part of the Total Payments shall be determined by Bancorp's independent accountants in accordance with the requirements of Sections 280G(d)(3) and 280G(d)(4) of the Code and any regulations promulgated under those sections.

                  (c) Determining Amount of Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment:

                  (i) You will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) for the Calendar year in which the Gross-Up Payment is to be made;

                  (ii) You shall be deemed to pay state and local income taxes at the highest marginal rates of taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) in the state and locality of your residence at the date the Gross-Up Payment will be made.

                  (d) Time of Payment. Bancorp will pay the Gross-Up Payment to you not later than the 5th day following the Date of Termination; provided, however, that if the amount of the Gross-Up Payment cannot be finally determined on or before such day, Bancorp shall pay you on that day an estimate, as determined in good faith by Bancorp, of the minimum amount of the Gross-Up Payment, and shall pay the remainder of the Gross-Up Payment (together with interest at 10 percent per annum) as soon as the amount of the Gross-Up Payment can be determined, but in no event later than the 90th day after the Date of Termination. In the

Mr. Gerry B. Cameron                 - 13 -                        June 23, 1995



event that the estimated amount of Gross-Up Payment paid to you exceeds the total amount of Gross-Up Payment subsequently determined to have been due, the excess will constitute a loan by Bancorp to you, payable on the 5th day after demand by Bancorp (together with interest at the rate of 10 percent per annum).

                  (e) Subsequent Adjustment - Repayment. In the event that the amount of Excise Tax you are required to pay is subsequently determined to be less than the amount taken into account under this Agreement, you agree that promptly after the amount of such reduction in Excise Tax is finally determined, you will repay to Bancorp, without interest, the amount of such reduction, plus the net federal income tax benefit, if any, you actually will receive (in the opinion of Outside Tax Counsel) as a result of making the repayment described in this Section 5(d).

                  (f) Subsequent Adjustment - Additional Payment. In the event that the amount of Excise Tax you are required to pay is subsequently determined to exceed the amount taken into account under this Agreement, Bancorp shall make an additional Gross-Up Payment in the manner set forth in this
Section 5 in respect of such additional Excise Tax, plus any interest, additions to tax, or penalties payable by you with respect to the additional Excise Tax, promptly after the time that the amount can be reasonably determined.

                  6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  7.       Successors; Binding Agreement.

                  (a) Bancorp's Successors. This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Bancorp which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of Bancorp. Bancorp shall require any such successor, by an agreement in form and substance reasonably satisfactory to you, expressly to assume

Mr. Gerry B. Cameron                - 14 -                         June 23, 1995



and agree to perform this Agreement in the same manner and to the same extent as Bancorp would be required to perform if no such succession had taken place.

                  (b) Your Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

                  8. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of Bancorp. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Oregon.

                  9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  10. Payments During Controversy. Notwithstanding the pendency of any dispute or controversy, Bancorp will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments of incentive compensation) and continue you as a participant in all Plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with the procedure described in
Section 1 in connection with the definition of "Date of Termination." Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other

Mr. Gerry B. Cameron                - 15 -                         June 23, 1995


amounts due under this Agreement. You shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  11. Withholding. Bancorp shall withhold from any payment of Severance Payments or any other benefits under this Agreement all federal, state, and local taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  12. Regulatory Limitations. Notwithstanding any other provision of this Agreement, Bancorp shall have no obligation to make any payments to you pursuant to Section 4 of this Agreement if, or to the extent, such payments are prohibited by any applicable law or regulation, including without limitation the FDIC's regulations regarding Golden Parachute and Indemnification Payments promulgated under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990.

                  If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Bancorp the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                            Sincerely,

                                            U. S. BANCORP

                                            By /s/ Judith L. Rice
                                               ----------------------------
                                               Judith L. Rice
                                               Executive Vice President

Agreed to this 23rd day
of June , 1995.

/s/ Gerry B. Cameron
--------------------------
Gerry B. Cameron